Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended December			Year-to-Date December
	2019	2018	Change	2019	2018	Change
Earnings Per Share–
As Reported[1] (See Notes)	$0.42	$0.27	$0.15	$4.53	$2.18	$2.35

Significant Factors:
Traditional Electric Operating Companies			$(0.19)			$0.80
Southern Power			0.07			0.15
Southern Company Gas			0.15			0.21
Parent Company and Other			0.13			1.30
Increase in Shares			(0.01)			(0.11)
Total–As Reported			$0.15			$2.35

	Three Months Ended December			Year-to-Date December
Non-GAAP Financial Measures	2019	2018	Change	2019	2018	Change
Earnings Per Share–
Excluding Items (See Notes)	$0.27	$0.25	$0.02	$3.11	$3.07	$0.04

Total–As Reported			$0.15			$2.35
Less:
Acquisition, Disposition, and Integration Impacts[2]			0.13			1.63
Estimated Loss on Plants Under Construction[3]			(0.11)			0.68
Wholesale Gas Services[4]			0.13			0.13
Asset Impairment[5]			(0.02)			(0.08)
Litigation Settlement[6]			—			(0.02)
Adoption of Tax Reform[6]			—			(0.03)
Total–Excluding Items			$0.02			$0.04

- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes

(1)
Dilutive impacts are immaterial ($0.03 or less per share) in all periods. Diluted earnings per share was $0.42 and $4.50 for the three and twelve months ended December 31 2019, respectively, and $0.27 and $2.17 for the three and twelve months ended December 31, 2018, respectively.

(2)
Earnings for the three months ended December 31, 2019 include: (i) a $70 million pre-tax ($102 million after- tax) increase for the gain on the sale of Gulf Power; (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the pending sale of Pivotal LNG and Atlantic Coast Pipeline; and (iii) a net $7 million pre-tax reduction to earnings (net $2 million after-tax increase to earnings) of other acquisition, disposition, and integration impacts. Earnings for the twelve months ended December 31, 2019 include: (i) a $2.6 billion pre-tax ($1.4 billion after-tax) gain on the sale of Gulf Power; (ii) a $23 million pre-tax ($88 million after-tax) gain on the sale of Plant Nacogdoches; and (iii) $18 million pre tax ($11 million after tax) of other acquisition, disposition, and integration impacts, partially offset by: (i) a $58 million pre-tax ($52 million after-tax) net loss, including impairment charges, associated with the sales of PowerSecure's utility infrastructure services and lighting businesses and (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the pending sale of Pivotal LNG and Atlantic Coast Pipeline. Earnings for the three months ended December 31, 2018 include: (i) a net combined $27 million pre-tax loss (net combined $15 million after-tax loss) to reflect the final adjustments for the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions and (ii) other acquisition, disposition, and integration costs of $31 million pre tax ($32 million after tax). Earnings for the twelve months ended December 31, 2018 include: (i) a net combined $249 million pre-tax gain ($93 million after-tax loss) on the sales of Elizabethtown Gas, Elkton Gas, Florida City Gas, and Pivotal Home Solutions, including a related impairment charge; (ii) a $119 million pre-tax ($89 million after-tax) impairment charge associated with the sales of Plants Stanton and Oleander; and (iii) $95 million pre tax ($77 million after tax) of other acquisition, disposition, and integration costs. Further impacts are expected to be recorded in 2020 in connection with the sale of Plant Mankato and the pending sale of Pivotal LNG and Atlantic Coast Pipeline.

(3)
Earnings for the three and twelve months ended December 31, 2019 and 2018 include charges, associated legal expenses, and tax impacts related to Mississippi Power's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Additionally, the three and twelve months ended December 31, 2018 include a $95 million credit to earnings primarily resulting from the reduction of a related state income tax valuation allowance. Mississippi Power expects to substantially complete mine reclamation activities in 2020 and dismantlement of the abandoned gasifier-related assets and site restoration activities by 2024. The additional pre-tax period costs associated with these activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, are estimated to total $17 million in 2020, $15 to $16 million annually in 2021 through 2023, and $5 million in 2024. Earnings for the twelve months ended December 31, 2018 also include a $1.1 billion charge ($0.8 billion after tax) for an estimated probable loss on Georgia Power's construction of Plant Vogtle Units 3 and 4. Further charges for Georgia Power's Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain.

(4)
Earnings for the three and twelve months ended December 31, 2019 and 2018 include Wholesale Gas Services business results. Presenting earnings and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.

(5)
Earnings for the twelve months ended December 31, 2019 include a pre-tax impairment charge of $91 million ($69 million after tax) associated with a natural gas storage facility and earnings for the three months ended December 31, 2019 include an adjustment of $(1) million pre tax ($4 million after tax) of this impairment charge. Additionally, earnings for the three and twelve months ended December 31, 2019 include a pre-tax impairment charge of $17 million ($13 million after tax) related to a leveraged lease. Additional impairment charges associated with other natural gas storage facilities or this leveraged lease investment may occur; however, the amount and timing of any such charges are uncertain.

(6)
Earnings for the twelve months ended December 31, 2018 include the settlement proceeds of Mississippi Power's claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill and earnings for the three and twelve months ended December 31, 2018 include additional net tax benefits as a result of implementing federal tax reform legislation. Additional proceeds or adjustments are not expected.